UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 9, 2010 (June 4, 2010)

Laredo Oil, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-153168	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9452 East Heritage Trail Drive Scottsdale, Arizona	85255
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(214) 296-4464

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 4, 2010 Laredo Oil, Inc. completed the issuance of debt in the amount of $300,000 pursuant to a convertible Note and Warrant Purchase Agreement (the “Purchase Agreement”) with eight accredited investors.

Pursuant to the Purchase Agreement, the Subordinated Convertible Promissory Notes (“Notes”), at the option of the holder, are either redeemable at par or convertible at a 20% discount to securities sold in a future financing greater than $7.5 million (the “New Financing”).  The Company cannot prepay the Notes prior to the New Financing.  Notes elected for redemption will be repaid with accrued interest at the close of the New Financing.  The Notes bear interest at a rate of ten percent per annum and if not redeemed, are automatically converted to the securities issued under the New Financing.  The Purchase Agreement gives the Note holders five year Warrants to Purchase Stock of Laredo Oil, Inc. (“Warrants”) to purchase 750,000 shares of the same security, at the same price, as that issued in the New Financing.

This foregoing description of the terms of the Purchase Agreement and Warrants is incomplete and is qualified in its entirety by the terms and conditions of the Purchase Agreement attached hereto as Exhibit 10.1, the form of Warrant to Purchase Stock of Laredo Oil, Inc. attached hereto as Exhibit 10.2, and the form of Subordinated Convertible Promissory Note attached hereto as Exhibit 10.3, incorporated by reference herein.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Purchase Agreement
10.2	Form of Warrant to Purchase Stock of Laredo Oil, Inc.
10.3	Form of Subordinated Convertible Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAREDO OIL, INC.

Date: June 9, 2010	By:	/s/ Bradley E. Sparks
Bradley E. Sparks
Chief Financial Officer and Treasurer